Exhibit 4.6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

2021 EQUITY COMPENSATION PLAN FOR OUTSIDE DIRECTORS

I.	PURPOSE AND DURATION OF PLAN

The purpose of this Public Service Enterprise Group Incorporated 2021 Equity Compensation Plan for Outside Directors (“Plan”) is to advance the interests of the Company and its stockholders by assisting the Company in attracting and retaining individuals of superior talent, ability and achievement to serve on its Board of Directors.

It is intended that the Plan will be interpreted and administered to prevent taxation under Section 409A of the Code. Any provision of or amendment to this Plan that would cause any amount to be taxable under Section 409A with respect to any individual is void and without effect. Any election by any Participant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A with respect to any individual is void and without effect under the Plan. In the event that a Participant fails to make a Section 409A-compliant payment election, the Plan’s default payment provisions, as set forth in Subsection VI.G and Section VIII, shall apply.

This Plan shall become effective upon the date it receives shareholder approval, April 20, 2021 (the “Effective Date”) and terminate on the tenth anniversary of the Effective Date, unless terminated earlier pursuant to Section VIII of the Plan. After this Plan is terminated, no Awards may be granted however, Awards previously granted shall remain outstanding subject to this Plan’s terms and conditions.

II.	DEFINITIONS

The following words and phrases shall have the meanings set forth below unless a different meaning is required by the context:

a)	Annual Meeting: The Annual Meeting of Stockholders of the Company.

b)

Award: An award granted under the Plan to a Participant by the Corporate Governance Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Restricted Stock Units are granted under the Plan pursuant to Section V.

c)

Award Agreement An agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee or Board (as applicable) that sets forth the terms and conditions of an Award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee or Board (as applicable), acceptation is not required by Participant.

d)	Board: The Board of Directors of the Company as constituted at any time.

e)	Code: The Internal Revenue Code of 1986, as it may be amended from time to time.

f)

Committee: The Corporate Governance Committee of the Board of Directors, or any Committee designated by the Board of Directors as successors to the powers and duties of the Corporate Governance Committee. The Committee shall be comprised of not less than two members who shall be ‘”non-employee directors” within the meaning of Rule 16b-3(b) (3) (or any successor rule) promulgated under the Exchange Act.

g)	Common Stock: The Common Stock without nominal or par value of the Company.

h)	Company: Public Service Enterprise Group Incorporated, a corporation organized and existing under the laws of the State of New Jersey, or its successor or successors.

i)

Disability: Any physical or mental condition of a permanent nature which, in sole reasonable judgment of the Committee, renders an Outside Director incapable of performing the duties of a member of the Board.

j)	Exchange Act: The Securities and Exchange Act of 1934, as amended, or as it may be amended from time to time.

k)

Fair Market Value: The closing price of a share, as reported on the New York Stock Exchange on the date as of which the determination is being made or, if no sales of shares are reported on this date, on the next day on which there were sales of shares reported.

l)	NYSE: The New York Stock Exchange, Inc.

m)	Outside Director: A member of the Board on or after the Effective Date who never has been employed by the Company or any of its affiliates.

n)	Participant: An Outside Director who receives an Award under this Plan.

o)	Plan: This Public Service Enterprise Group Incorporated 2021 Equity Compensation Plan for Outside Directors, as it may be amended from time to time.

p)	Restricted Stock Unit: An award, representing the right to receive shares of Common Stock as an Outside Director, subject to the provisions of Section V hereof.

q)	Principles: The PSEG Corporate Governance Principles, which set forth the stock ownership requirements for Outside Directors.

r)	Securities Act: The Securities Act of 1933, as amended, or as it may be amended from time to time.

s)	Service: A Director’s service as a member of the Board.

t)

Year of Service: The annual period commencing on May 1st of each year and ending at the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders. For any person first elected as a member of the Board after May 1st of any year, his/her first Year of Service shall commence upon his/her election as an Outside Director and shall end at the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders.

III.	SHARES SUBJECT TO THE PLAN

250,000 shares of Common Stock are reserved to satisfy Awards pursuant to the terms of this Plan. Such shares may be acquired directly from the Company or, at the discretion of the Company, purchased on the open market by the Company or its agent.

Individual Limit: The maximum aggregate value of shares with respect to which Awards may be granted in any one calendar year to any one Participant shall not exceed $750,000.

Share Usage. The number of Shares available for issuance under the Plan, shall be subject to the following:

(a)

The maximum number of shares that may be issued under an Award shall be counted against the shares subject to the plan at the time of grant and reserved for issuance, unless the Award Agreement provides otherwise;

(b)

The maximum number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Award Units;

(c)

Any shares withheld by the Company or otherwise used to satisfy tax withholding obligations associated with an Award granted under this Plan, shall, in each case, count against the shares subject to the plan.

Adjustments in Authorized shares. In the event of any corporate event or transaction (including a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up or split off, spinoff or spinout, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in-kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of the Company, issuance of rights or warrants, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under this Plan or under particular forms of Awards, the number and kind of shares subject to outstanding Awards, other Award terms, and other value determinations applicable to outstanding Awards.

IV.	Administration

The Plan shall be administered by the Committee, which shall establish rules and regulations regarding the administration and operation of the Plan, including acceptable forms of notices under the Plan.

V.	RESTRICTED STOCK UNIT AWARD

A.

Upon the commencement of each Year of Service as a member of the Board, each Outside Director shall be granted an Award in an amount as shall be established from time to time by the Board of Directors. The date of grant shall be the first business day of May. With respect to an Outside Director first elected as a director after May 1 of any year, the date of such Outside Director’s initial award grant under this Plan shall be the first business day of the month next following the Outside Director’s initial election as a member of the Board.

B.

The number of Awards to be awarded on any particular date of grant shall be equal to the amount of the award grant (expressed in dollars) divided by the Fair Market Value on the date of grant, rounded up to the next whole share.

C.

If a Participant fails to complete the Year of Service with respect to which a Stock Unit Award has been granted, other than on account of Disability or death, such Stock Unit Award and any earnings thereon shall be prorated to reflect the portion of the Year of Service actually served by the Participant, Participant shall vest in such awards 1/12 for each completed month of service. Notwithstanding the foregoing, if a Participant’s termination of service as an Outside Director is on account of Disability or death, such Participant shall be fully vested in their Award.

D.

No stock shall be issued in connection with any Award, except as set forth in Section VII A., and shall be evidenced by a bookkeeping account in the name of the Participant maintained by the Company. The Company shall not be required to segregate any amounts credited to these Stock Unit Award accounts, which shall be established merely as an accounting convenience. Amounts credited to the Award accounts shall at all times remain solely the property of the Company subject to the claims of its general creditors. Award accounts shall be credited with dividend equivalents at a rate equal to such dividends as may be declared by the Company on the Common Stock. Such dividends equivalents shall be deemed invested as additional Stock Units at a share price equal to the Fair Market Value on the NYSE on the payable date of the Company Stock dividend.

E.

Until distribution of shares of Common Stock from the Plan, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, property settlement or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

In the event that a domestic relations order is received by the Plan, the Committee shall determine whether the order is a Qualified Domestic Relations Order (“QDRO”) (within the meaning of Code section 414(p)). The Participant’s Account shall be valued as of the business day preceding the date specified in such QDRO. Upon notice to the Committee that a QDRO is being sought with respect to a Participant’s Account, no distribution shall be made to a Participant until such time as the status of the QDRO is determined. The alternate payee of the Participant’s Account shall thereafter participate in the Plan in accordance with its terms, except such person shall not have the rights or benefits provided in Subsection V.A. If a QDRO is issued and the amount awarded the alternate payee exceeds the value of the Participant’s Account, the amount apportioned shall be limited to the amount then in the account. If a QDRO so provides, benefits may be paid to an alternate payee before they would otherwise be distributable under the Plan, and no such distribution to an alternate payee shall be treated as a distribution to the Participant for purposes of Section VI.

F.

No Participant shall have any of the rights of a stockholder (including the right to vote and to receive dividends and other distributions (except as set forth in Section V (D) and (G)) with respect to Restricted Stock Units unless and until shares of Common Stock are actually issued in their name.

G.

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Stock, such adjustments, if any, as are appropriate to reflect such change shall be made with respect to outstanding Restricted Stock Units.

H.

Upon a Change in Control of the Company all outstanding Awards shall be considered as having met the requirements of Section V.C. For the purposes of this Plan, “Change in Control” shall mean the occurrence of any of the following events:

a)

Any “Person” (within the meaning of Section 13(d) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, a “Beneficial Owner”), of voting securities of the Company (excluding (i) any voting securities acquired directly from the Company or its affiliates, (ii) any voting securities of the Company acquired in connection with an acquisition by the Company, (iii) voting securities of the Company acquired by an employee benefit plan (or related trust) sponsored or maintained by the Company or Affiliate, (iv) any voting securities of the Company acquired by any corporation pursuant to a transaction which complies with (1) or (2) of subsection (c) or subsection (d) of this definition ) representing 25% or more of the combined voting power of the Company’s then outstanding securities, or

b)

During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals constitute a majority of the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

c)

There is consummated a merger or consolidation of the Company with any other corporation other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

d)

The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing subparagraphs (a), (b), (c) and (d), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

VI.	DISTRIBUTIONS

A.

A Participant who has met the stock ownership requirements set forth in the Principles, determined as of the beginning of the annual election period, may make an election to (i) receive the shares attributable to their vested Restricted Stock Unit Award within the 30-day period following the next April 30th, or (ii) defer receipt of the shares in accordance with Paragraphs B through H of this Section. Such election is irrevocable.

If a Participant makes an election under (i) in the preceding paragraph, the shares shall be distributed to the Participant within the 30-day period following the next April 30th.

If a Participant does not make an election with respect to a Stock Unit Award, shares attributable to their vested Restricted Stock Unit Award shall be distributed to the Participant within 30 days following the date of termination of the Participant’s Service.

B.

Upon the termination of a Participant’s service as an Outside Director, or as of such later date as is elected by the Participant under Section VI.F., the Company shall issue to the Participant shares of Common Stock equal to the number of Restricted Stock Units in their account without any restriction of any kind in accordance with such Participant’s distribution elections hereunder. Any fractional shares may be paid in cash, paid in fractional shares, or rounded up or down to the nearest whole share. Restricted Stock Units shall be valued based upon the Fair Market Value on the day of distribution.

C.

By written notice to the Plan filed with the Company’s Secretary, (or another record- keeper prescribed by the Committee), prior to December 31 of the year prior to the year a Restricted Stock Unit Award is granted, a Participant may elect to have distribution of their Restricted Stock Unit account commence: (1) within 30 days following the date of termination of the Participant’s Service, or on a date indicated by the Participant as a specified number of years and/or months following termination of the Participant’s Service. Distribution shall commence within 30 days following the date that the Participant elects. If a Participant does not make an election respect to an Award, such Restricted Stock Unit shall be distributed to the Participant within 30 days following the date of termination of the Participant’s Service.

D.

By written notice to the Plan filed with the Company’s Secretary, (or another record- keeper prescribed by the Committee), prior to December 31 of the year prior to the year an Award is granted, a Participant may elect to receive the distribution of their Award account in the form of (1) one lump-sum payment, or (2) annual distributions over a period of three to fifteen years as selected by the Participant. In the event a lump-sum payment is made under the Plan, the amount then standing to the Participant’s credit in their Award account shall be paid to the Participant on the date determined under Section VI.B. In the case of a distribution over a period of years, the Company shall pay to the Participant, commencing on the date determined under Section VI.B, annual installments from the amount then standing to their credit in their Award account. The amount of each installment shall be determined by dividing the then unpaid balance in the Participant’s Restricted Stock Unit account by the number of installments remaining to be paid. If a Participant does not make an election as to the manner of distribution of their Restricted Stock Unit account, such distribution shall be made in the form of a lump sum.

E.

In the event of a Participant’s death, the balance of the Participant’s Restricted Stock Unit Award account shall be distributed to the Participant’s Beneficiary(ies) in a lump-sum payment within 30 days following the Participant’s death. A Participant may change Beneficiary designations at any time in accordance with the rules as prescribed by the Committee. If a Participant does not make a Beneficiary designation, or if the Beneficiary has predeceased the Participant, such distribution shall be made as a lump-sum to their estate.

F.	Participants may, (i) by rules as prescribed by the Committee prior to December 31st of any year, make changes of distribution elections on a prospective basis with respect to future grants of Restricted Stock Unit Awards; and (ii) by notice filed with the Company, make changes of distribution elections with respect to prior deferred compensation as long as (A) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (B) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred., If a Participant has elected a distribution in installments, installment payments shall be treated as one payment.

G.

Notwithstanding any other provision of the Plan, if the Board, by vote of the Outside Directors, other than the Participant making the claim, shall determine in its sole discretion that the time of payment of a Participant’s Restricted Stock Unit account should be advanced because of protracted illness or other undue hardship, then the Board may advance the time or times of payment (whether before or after the date of Participant’s termination of service as a Director) of an amount or amounts needed to meet the emergency in accordance with the requirements of Section 409A and the regulations promulgated thereunder.

H.

Distribution in Case of Certain Tax Events – If, with respect to any Participant, the Plan fails to meet the requirements of the Code with respect to the deferral of tax liability, the Company may accelerate distribution from a Participant’s Account amounts sufficient to meet such Participant’s resulting Federal, State, Local and/or Foreign tax liability (including any interest and penalties).

VII.	FURTHER CONDITIONS

A.

Unless the shares of Common Stock to be distributed pursuant to the Plan have been registered with the Securities and Exchange Commission under the Securities Act prior to issuance, the Participant receiving such shares must represent in writing to the Company that such shares of Common Stock are being acquired for investment purposes only and not with a view towards the further resale or distribution thereof and must supply to the Company such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with the Securities Act.

B.

The Company shall not be obligated to deliver any shares of Common Stock until they have been listed on each securities exchange on which the shares of Common Stock may then be listed or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

C.

The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the award of Restricted Stock Units or the distribution of any Common Stock, including, but not limited to (i) the withholding of delivery of certificates for shares of Common Stock until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, (ii) the canceling of any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold or (iii) withholding the amount due from any such Participant’s other compensation.

VIII.	TERMINATION AND AMENDMENT

The Company, by action of the Board of Directors, reserves the right to amend the Plan at any time and for any reason. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company, by the Board of Directors, reserves the right to discontinue its sponsorship of the Plan or to terminate the Plan (or both), at any time, by the action of the Board of Directors. In general, upon the termination of the Plan, the affected Participants shall receive payment of their benefits in accordance with the terms of Section VI. However, the Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of their entire Account Balance, in the event that the Company satisfies any of the following:

(a)

Such distributions are made between 12 and 24 months following the termination of the Plan, and the Company does not adopt a new plan which would be aggregated with this Plan under IRS guidance under Code Section 409A at any time within the five years following the Plan termination.

(b)

The Plan is terminated within the 30 days preceding or the 12 months following a Change in Control, all payments are made within 12 months of the date of termination, and all substantially similar arrangements sponsored by the Company are terminated as well.

(c)

The Plan is terminated within 12 months of a corporate dissolution, as defined in IRS guidance under Code Section 409A, and lump sum payments are made in the latest of (i) the year of the termination, (ii) the year in which amounts are no longer subject to a substantial risk of forfeiture; or (iii) the first year in which payment is administratively practicable.

The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

IX.	NOT A CONTRACT FOR CONTINUED SERVICE

Nothing contained in the Plan or in any stock unit agreement executed pursuant hereto shall be deemed to confer upon any Outside Director to whom Awards are or may be awarded hereunder any right to remain a member of the Board or in any way limit the right of the Board or the Stockholders to terminate or fail to renominate or reelect any such Outside Director as a member of the Board.

X.	MISCELLANEOUS

A.	The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any award or to any Outside Director receiving an award.

B.	This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New Jersey.

C.

The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Plan. In this Plan, words in the singular number include the plural and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.

D.	Whenever the time for payment or performance hereunder shall fall on a weekend or public holiday, such payment or performance shall be deemed to be timely if made on the next succeeding business day.